Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE SECOND QUARTER OF 2023

Midlothian, Virginia, July 25, 2023. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the second quarter of 2023. Net income for the second quarter of 2023 was $1,239,000, or $0.83 per fully diluted share, compared to net income for the second quarter of 2022 of $2,190,000, or $1.48 per fully diluted share. For the six months ended June 30, 2023, net income was $2,779,000, or $1.87 per fully diluted share, compared to net income for the six months ended June 30, 2022, of $3,990,000, or $2.70 per fully diluted share.

Jay Hendricks, President and CEO, commented, “Second quarter financial results were mixed as revenue headwinds from higher funding costs and continued economic malaise in the mortgage business were partially offset by rising asset yields and a consistent deposit mix. Net interest margin (“NIM”) compressed slightly by 5 basis points at 3.52% for Q2 2023 compared to 3.57% for Q2 2022. The commercial bank grew deposits and core loans 1.7% and 3.03%, respectively, during the quarter which helped to offset pressure on net interest income. In addition to maintaining deposit levels during the quarter, non-interest-bearing deposit accounts as a percent of total deposits remained steady at approximately 40% helping to mitigate margin pressures. We anticipate the pace of rate increases in our interest bearing liabilities to slow. We also continue to make progress towards improving the mortgage business segment’s performance. Our focus remains on core relationship growth, disciplined management of our funding mix and costs, navigating the weak mortgage environment and remaining vigilant on credit quality.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Pre-tax earnings (loss) by segment
Commercial banking	$1,816	$2,267	$3,070	$2,688	$2,677
Mortgage banking	(303)	(402)	(388)	(27)	68
Income before income tax expense (benefit)	1,513	1,865	2,682	2,661	2,745
Commercial banking income tax expense	338	409	602	514	540
Mortgage banking income tax expense (benefit)	(64)	(84)	(82)	(6)	15
Net income	$1,239	$1,540	$2,162	$2,153	$2,190

Three months ended June 30, 2023 vs. three months ended June 30, 2022.

The Commercial Banking Segment posted net income of $1,478,000 for Q2 2023 compared to $2,137,000 for Q2 2022.

The following are variances of note for the three months ended June 30, 2023 compared to the three months ended June 30, 2022:

●	Net interest margin (“NIM”) compressed slightly by 5 basis points at 3.52% for Q2 2023 compared to 3.57% for Q2 2022. The compression was driven by the following:
o	The yield on our earning assets increased by 86 basis points, 4.66% as of Q2 2023 compared to 3.80% as of Q2 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets will either be re-deployed in higher earning assets or used to paydown high cost borrowings.
o	Total U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) income recorded by the Commercial Banking Segment was $2,000 for Q2 2023 compared to $488,000 for Q2 2022.
o	The cost of interest bearing liabilities increased by 146 basis points to 1.86% for Q2 2023 compared to 0.40% for Q2 2022. The increase in our cost of interest bearing liabilities continues to be driven by an increase in the rate paid on variable rate debt and market pressures on deposit rates. Borrowings increased by approximately $45 million, from Q2 2022, with a weighted average cost of 4.73% during Q2 2023. The rate paid on money market deposit accounts increased 157 basis points to 1.79% for Q2 2023 compared to 0.22% for Q2 2022. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to be lower than experienced through the first half of 2023.
o	While the rate paid on interest bearing liabilities increased by 146 basis points for Q2 2023, overall cost of funds increased by 93 basis points, 1.17% for Q2 2023 vs. 0.24% for Q2 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remained near 40% of our deposit base.
●	On January 1, 2023, the Commercial Banking Segment adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $150,000 in the allowance for credit losses (“ACL”) on January 1, 2023. The Commercial Banking Segment did not record a provision for credit losses for Q2 2023 or Q2 2022. The lack of a provision for credit losses was driven by stable macroeconomic conditions and credit quality remaining strong. While current economic challenges due to higher inflation and the speed at which interest rates have been rising remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.
●	The Commercial Banking Segment posted noninterest income of $879,000 for Q2 2023 compared to $893,000 for Q2 2022. During Q2 2022, the Commercial Banking Segment recorded $79,000 in gains on sale of SBA loan guarantee strips which did not occur in Q2 2023. Adjusting for these gains, noninterest income increased by $65,000, or 7.99%, from Q2 2022 as a result of increased fee income associated with consumer and business spending.
●	The Commercial Banking Segment posted noninterest expense of $5,086,000 for Q2 2023 compared to $4,458,000 for Q2 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, costs associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $239,000 for Q2 2023 compared to net income of $53,000 for Q2 2022. Mortgage originations were $39,736,000 for Q2 2023, down 22.66% from $51,378,000 for Q2 2022. The drop in mortgage originations during Q2 2023 continues to be the result of the sharp rise in mortgage rates during 2022, continued rise in 2023 and the historically low inventory of homes for sale. As a result of the sharp drop in origination volume, the Mortgage Banking Segment took steps in 2022 to right size its expense structure to minimize the impact to earnings going forward.

Six months ended June 30, 2023 vs. six months ended June 30, 2022.

The Commercial Banking Segment posted net income of $3,336,000 for the six months ended June 30, 2023 compared to $4,137,000 for the six months ended June 30, 2022.

The following are variances of note for the six months ended June 30, 2023 compared to the six months ended June 30, 2022:

●	NIM expanded by 19 basis points to 3.66% for the six months ended June 30, 2023 compared to 3.47% for the six months ended June 30, 2022. The expansion was driven by the following:
o	The yield on our earning assets increased by 89 basis points, 4.59% as of the six months ended June 30, 2023 compared to 3.70% as of the six months ended June 30, 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets will either be re-deployed in higher earning assets or used to paydown high cost borrowings.
o	Total PPP income recorded by the Commercial Banking Segment was $4,000 for the six months ended June 30, 2023 compared to $1,028,000 for the six months ended June 30, 2022.
o	The cost of interest bearing liabilities increased by 115 basis points to 1.55% for the six months ended June 30, 2023 compared to 0.40% for the six months ended June 30, 2022. The increase in our cost of funds was driven by an increase in the rate paid on variable rate debt and market pressures on deposit rates. Borrowings increased by approximately $35 million, from the six months ended June 30, 2022, with a weighted average cost of 4.72% during the six months ended June 30, 2023. The rate paid on money market deposit accounts increased 119 basis points to 1.41% for the six months ended June 30, 2023 compared to 0.22% for the six months ended June 30, 2022. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to be lower than experienced through the first half of 2023.
o	While the rate paid on interest bearing liabilities increased by 115 basis points for the six months ended June 30, 2023, overall cost of funds increased by 73 basis points, 0.97% for the six months ended June 30, 2023 vs. 0.24% for the six months ended June 30, 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remained near 40% of our deposit base.
●	The Commercial Banking Segment did not record a provision for credit losses for the six months ended June 30, 2023. The lack of a provision for credit losses was driven by stable macroeconomic conditions and credit quality remaining strong. The Commercial Banking Segment recorded a recovery of provision for loan loss expenses of $400,000 for the six months ended June 30, 2022. The recovery of provision for loan loss expense resulted from reductions in the qualitative factors driven by improving economic factors and improved credit metrics. While current economic challenges due to higher inflation and the speed at which interest rates have been rising remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.

●	The Commercial Banking Segment posted noninterest income of $1,701,000 for the six months ended June 30, 2023 compared to $1,688,000 for the six months ended June 30, 2022. The increase in noninterest income was driven by card and deposit fee income. During the six months ended June 30, 2022, the Commercial Banking Segment recorded $79,000 in gains on sale of SBA loan guarantee strips which did not occur in the six months ended June 30, 2023. Adjusting for these gains, noninterest income increased by $92,000, or 5.72%, from the six months ended June 30, 2022 as a result of increased card and deposit fee income associated with consumer and business spending account utilization.

●	The Commercial Banking Segment posted noninterest expense of $9,965,000 for the six months ended June 30, 2023 compared to $9,011,000 for the six months ended June 30, 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, cost associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $557,000 for the six months ended June 30, 2023 compared to a net loss of $146,000 for the six months ended June 30, 2022. Mortgage originations were $59,421,000 for the six months ended June 30, 2023, down 38.27% from $96,267,000 for the six months ended June 30, 2022. The drop in mortgage originations during the six months ended June 30, 2023 continues to be the result of the sharp rise in mortgage rates during 2022, continued rise in 2023, and the historically low inventory of homes for sale. As a result of the sharp drop in origination volume, the Mortgage Banking Segment has taken steps in 2022 and 2023 to right size its expense structure to minimize the impact to earnings going forward.

Financial Highlights

Highlights for the three and six months ended June 30, 2023 and June 30, 2022 are as follows:

	Three Months Ended		Six Months Ended
Metric	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Consolidated
Return on average equity(1)	7.70%	14.40%	8.81%	12.92%
Return on average assets(1)	0.67%	1.16%	0.76%	1.07%
Commercial Banking Segment
Return on average equity(1)	9.19%	14.05%	10.58%	13.39%
Return on average assets(1)	0.80%	1.14%	0.92%	1.11%
Net interest income to average assets	3.26%	3.32%	3.40%	3.23%
Provision for (recovery of) credit losses to average assets	—%	—%	—%	(0.11)%
Noninterest income to average assets	0.48%	0.47%	0.47%	0.45%
Noninterest expense to average assets	2.75%	2.37%	2.74%	2.41%
Mortgage Banking Segment
Return on average equity(1)	(1.49)%	0.35%	(1.77)%	(0.47)%
Return on average assets(1)	(0.13)%	0.03%	(0.15)%	(0.04)%
Net income before tax to average assets	(0.16)%	0.04%	(0.19)%	(0.05)%
(1)	Annualized.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the end of periods indicated (in thousands):

Loans Outstanding
Loan Type	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
C&I + Owner occupied commercial real estate	$206,129	$204,605	$209,721	$212,960	$208,546
PPP Loans	229	247	270	710	1,069
Nonowner occupied commercial real estate	167,958	164,463	164,974	167,854	169,773
Acquisition, development and construction	50,938	49,426	45,127	40,546	37,028
Total commercial loans	425,254	418,741	420,092	422,070	416,416
Consumer/Residential	106,532	96,615	93,680	92,525	83,969
Student	20,285	20,195	20,617	22,010	23,413
Other	4,099	4,267	4,038	4,078	3,758
Total loans	$556,170	$539,818	$538,427	$540,683	$527,556

Core loans, which are total loans, excluding PPP loans, increased by $16,370,000, or 3.03%, from Q1 2023, and increased by $29,454,000, or 5.59%, from Q2 2022.

●	The commercial loan portfolio, excluding PPP loans, grew by $6,531,000, or 1.56%, from Q1 2023 and increased by $9,678,000, or 2.33%, from Q2 2022. The growth was a product of continued success in building organic relationships.
●	The consumer/residential loan portfolio grew by $9,917,000, or 10.26% from Q1 2023 and increased by $22,563,000, or 26.87%, from Q2 2022. The growth was driven primarily by growth in 1-4 family residential first lien loans, which was primarily in adjustable-rate mortgages and home equity loans.

Asset quality

On January 1, 2023, the Commercial Banking Segment adopted the CECL methodology for estimating credit losses, which resulted in an increase of $150,000 in the ACL on January 1, 2023 to $3.52 million. The ACL included an allowance for credit losses on loans of $3.24 million and a reserve for unfunded commitments of $277,000.

As of June 30, 2023, the ACL was $3.53 million and included an allowance for credit losses on loans of $3.26 million and a reserve for unfunded commitments of $277,000.

Asset quality remains strong, but we remain vigilant in monitoring our portfolio segments for impacts associated with higher rates and the slowing economy. The Bank’s period-end asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2023(1)
Allowance for Credit Losses/Nonperforming Loans	1139.05%	555.47%	515.16%	342.57%	280.87%	296.63%
Net Charge-offs (recoveries) to Average Loans(2)	(0.00%)	(0.00%)	(0.00%)	0.11%	(0.01%)	0.05%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.06%	0.12%	0.13%	0.20%	0.26%	0.50%
Nonperforming Assets/Bank Total Assets	0.04%	0.08%	0.09%	0.13%	0.16%	0.25%
(1) Source - S&P Global data for VA Banks <$1 Billion in assets as of March 31, 2023.
(2) Annualized.

Deposits

The following table provides the composition of our deposits at the end of the periods indicated (in thousands):

Deposits Outstanding
Deposit Type	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Noninterest-bearing demand	$249,059	$254,039	$255,236	$279,268	$278,260
Interest checking	88,330	80,265	90,252	86,894	88,630
Money market	196,603	186,096	179,036	193,643	198,157
Savings	44,378	51,015	55,695	57,498	54,702
Time deposits	50,012	46,601	44,524	50,516	54,892
Total deposits	$628,382	$618,016	$624,743	$667,819	$674,641

Total deposits increased by $10,366,000, or 1.68%, from Q1 2023, and decreased by $46,259,000, or 6.86%, from Q2 2022. Variances of note are as follows:

●	Noninterest bearing demand account balances decreased $4,980,000 from Q1 2023 and decreased $29,201,000 from Q2 2022 and represented 39.63% of total deposits compared to 41.11% as of Q1 2023 and 41.25% as of Q2 2022. The decrease in noninterest bearing demand deposits was driven by a combination of consumers and businesses drawing down balances due to higher cost associated with continued pressure from inflation, as well as some movement into higher yielding accounts.

●	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $11,935,000, or 3.76%, from Q1 2023 and decreased $12,178,000, or 3.57%, from Q2 2022. The growth in low cost relationship deposits from Q1 2023 was a result of core relationship growth as well as seasonal growth in customer accounts. The decrease in deposits from Q2 2022 was primarily driven by the same combination of factors as the noninterest bearing demand accounts.

●	Time deposits increased by $3,411,000, or 7.32%, from Q1 2023 and decreased by $4,880,000, or 8.89%, from Q2 2022. The increase in time deposits during Q2 2023 was driven by an effort to lock in accounts at lower rates to offset the impact of rising interest expense on the money market demand accounts. The decrease in time deposits, from Q2 2022, was primarily driven by our prior strategy to reduce reliance on higher cost non-relationship time deposits and the migration of customers from time deposits to money market demand accounts during that period.

Capital

Shareholders’ equity at June 30, 2023 was $64,014,000 compared to $60,053,000 at June 30, 2022, which resulted in a tangible common equity ratio of 8.48% and 7.98%, as of June 30, 2023 and June 30, 2022, respectively. The $3,961,000 increase in shareholders’ equity during the twelve months ended June 30, 2023, was primarily due to the recognition of net income of $7,094,000, from June 30, 2022 to June 30, 2023, which was partially offset by the $2,552,000 increase in accumulated other comprehensive loss. The loss was associated with the unrealized holding losses arising in the available for sale investment securities portfolio during the period, which were the result of the movement in interest rates during 2022 and six months ended June 30, 2023.

The Bank continues to maintain a strong, well-capitalized position. The following table presents the regulatory capital ratios for the Bank at the end of the periods indicated:

Bank Regulatory Capital Ratios
Ratios	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Common equity tier 1	14.36%	14.52%	14.22%	13.90%	13.91%
Tier 1	14.36%	14.52%	14.22%	13.90%	13.91%
Total capital	14.96%	15.14%	14.81%	14.48%	14.52%
Tier 1 leverage	11.18%	11.27%	10.95%	10.53%	10.22%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	changes in assumptions underlying the establishment of allowances for credit losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the effects of future economic, business and market conditions;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions with which we do business;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;

●	geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events;
●	the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on our customers;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
	(Unaudited)	(Unaudited)	*	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$754,655	$734,797	$723,270	$742,703	$752,597
Investment securities	132,235	135,953	133,853	134,503	131,623
Loans held for sale	6,887	1,852	2,268	5,076	7,963
Loans, net	556,916	540,465	539,015	541,275	528,130
Allowance for credit losses	(3,256)	(3,272)	(3,370)	(3,370)	(3,423)
Deposits	628,382	618,016	624,743	667,819	674,641
Borrowings	59,464	49,464	34,456	14,448	14,440
Shareholders' equity	64,014	63,881	61,111	58,372	60,053
Book value per share	$43.08	$42.99	$41.21	$39.55	$40.68
Total shares outstanding	1,485,813	1,485,813	1,482,790	1,476,017	1,476,165

Asset Quality Ratios
Allowance for credit losses on loans to:
Loans, net of deferred fees and costs	0.58%	0.61%	0.63%	0.62%	0.65%
Nonperforming loans	1139.05%	555.47%	515.16%	342.57%	280.87%
Net charge-offs (recoveries) to average loans(1)	(0.00%)	(0.00%)	0.00%	0.11%	(0.01%)
Nonperforming assets to total assets	0.04%	0.08%	0.09%	0.13%	0.16%

Bank Capital Ratios
Common equity tier 1	14.36%	14.52%	14.22%	13.90%	13.91%
Tier 1	14.36%	14.52%	14.22%	13.90%	13.91%
Total capital	14.96%	15.14%	14.81%	14.48%	14.52%
Tier 1 leverage	11.18%	11.27%	10.95%	10.53%	10.22%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$8,099	$7,583	$7,533	$6,955	$6,731
Interest expense	1,975	1,218	544	420	410
Net interest income before
provision for credit losses	6,124	6,365	6,989	6,535	6,321
Provision for credit losses	—	—	—	100	—
Noninterest income	1,221	1,256	1,286	1,750	1,938
Noninterest expense	5,832	5,756	5,593	5,524	5,514
Income before income tax expense	1,513	1,865	2,682	2,661	2,745
Income tax expense	274	325	520	508	555
Net income	$1,239	$1,540	$2,162	$2,153	$2,190
Earnings per share
Basic	$0.83	$1.04	$1.46	$1.46	$1.48
Diluted	$0.83	$1.04	$1.46	$1.46	$1.48

Performance Ratios
Return on average assets(1)	0.67%	0.86%	1.17%	1.14%	1.16%
Return on average equity(1)	7.70%	9.97%	14.45%	13.90%	14.40%
Net interest margin(1)	3.53%	3.79%	4.03%	3.70%	3.57%

* Derived from audited consolidated financial statements.
(1) Annualized.